Mail Stop 4561

      May 1, 2006


VIA U.S. MAIL AND FAX 1-212-332-2042

Mr. Gregg Buckbinder
Chief Financial Officer
Millburn Ridgefield Corporation
411 West Putnam Avenue
Greenwich, CT 06830


RE:	Nestor Partners
Form 10-K for the year ended December 31, 2005
File no. 000-50725

Dear Mr. Buckbinder:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



						Sincerely,



Steven Jacobs
Accounting Branch Chief



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